Exhibit 99.1

                        New York Community Bancorp, Inc.
                Declares $0.25 Per Share Quarterly Cash Dividend



    WESTBURY, N.Y.--(BUSINESS WIRE)--Oct. 11, 2005--New York Community Bancorp, Inc. (NYSE: NYB) today announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share. The dividend will be payable on November 16, 2005 to shareholders of record at the close of business on November 1, 2005.
    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fifth largest thrift in the nation, with total assets of $25.2 billion at June 30, 2005. The Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family mortgage loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the Company is available at www.myNYCB.com.



    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420